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INDEPENDENT ACCOUNTANTS' REPORT
To the Audit Committee of the Board of Directors
Third Federal Savings and Loan Association of Cleveland
Cleveland, Ohio

We have examined management's assertion that Third Federal Savings and Loan Association of
Cleveland (the "Association") has complied as of and for the year ended September 30, 2004 with the minimum servicing standards set forth in the Mortgage Bankers Association of America's
Uniform Single Attestation Program for Mortgage Bankers (USAP) included in the accompanying management assertion dated December 21, 2004. Management is responsible for the Association's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Association's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Association's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Association's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Association complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 2004, is fairly stated, in all material respects based on the criteria set forth in Appendix I.

Deloitte & Touche LLP

December 21, 2004

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